CONTACT:	C.R. Cloutier or J.E. Corrigan, Jr.
TELEPHONE:	(337) 237-8343
RELEASE DATE:	October 25, 2007

MidSouth Bancorp, Inc. Reports Third Quarter 2007 Earnings
Lafayette, La.

Lafayette, La. October 25 2007  MidSouth Bancorp, Inc. (AMEX: MSL) today reported net income of $2,441,000 for the third quarter ended September 30, 2007, an increase of 1.0% over net income of $2,417,000 reported for the third quarter of 2006 and a decrease of 2.2% over net income of $2,495,000 reported for the second quarter of 2007.  Diluted earnings per share for the third quarter of 2007 was $0.37, an increase of 2.8% over the $0.36 per share for the third quarter of 2006 and a decrease of 2.6% below the $0.38 per share for the second quarter of 2007.  These amounts reflect a five percent (5%) stock dividend to holders of record as of September 21, 2007 paid on October 23, 2007.

The third quarter 2007 earnings were favorably impacted by approximately $0.03 per share as the result of a lower effective tax rate.  The effective tax rate during the third quarter was approximately 17.2%, as compared to 27.1% for the same period of 2006.  The provision for income taxes reflects an effective tax rate of 21.8% for the first nine months of fiscal year 2007 as compared to 25.9% in the same period of 2006.  The lower rate for the third quarter and nine-month period resulted from the Company’s recognition of the Work Opportunity Tax Credit under the Katrina Emergency Tax Relief Act of 2005.  As a result, income tax expense for the quarter was reduced by approximately $193,000.  For the fourth quarter of 2007, the effective tax rate is expected to be in the range of 20% to 22%.

Offsetting the favorable impact of the tax reduction was a $250,000 increase in the provision for loan losses in quarterly comparison.  Due to an increase in loan volume, provisions totaling $300,000 were recorded in the third quarter of 2007, compared to $50,000 recorded in provisions for the third quarter of 2006.

For the nine months ended September 30, 2007, net income totaled $6,882,000, a 6.4% increase compared to $6,471,000 for the first nine months of 2006.  Diluted earnings per share were $1.04 for the first nine months of 2007, compared to $0.97 for the first nine months of 2006.

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $1,135,000, or 9.6%, for the third quarter of 2007 compared to the third quarter of 2006.   The improvement in revenues resulted primarily from an increase of $991,000 in net interest income, driven by a 12.7% increase in average loan volume in quarterly comparison.  Non-interest income increased $144,000, primarily due to an increase in ATM and debit card income that resulted from a higher volume of transactions processed.  A $1,253,000 increase in non-interest expense was attributable to the continued investment in franchise expansion and offset the improvement in revenues.

The Company’s total assets for the third quarter ended September 30, 2007 were $836.9 million, an 8.3% increase over the $773.1 million in total assets recorded at September 30, 2006.  Deposits were $714.4 million as of September 30, 2007, compared to $691.3 million as of September 30, 2006, an increase of $23.1 million, or 3.3%.  Total loans were $553.0 million, an increase of $57.6 million, or 11.6%, from $495.4 million as of September 30, 2006.  Credit quality remained strong, as nonperforming assets to total assets were 0.22% as of September 30, 2007, compared to 0.31% for the third quarter of 2006 and 0.21% in linked-quarter comparison.

“The third quarter for our Company was very challenging as the market conditions compelled us to enhance our focus on managing credit risk and maximizing the quality of our balance sheet,” Rusty Cloutier, President and Chief Executive Officer of MidSouth Bancorp, Inc., commented.  “We expect the conditions for stable core deposit growth to continue to be very competitive in all of our markets as the trend towards high cost deposits continues.  In response, we will strategically step up our focus on deposit relationships and leveraging our commercial lending base.”

Earnings Analysis

Net Interest Income.  Net interest income totaled $9,417,000 for the third quarter of 2007, an increase of 11.8%, or $991,000, from the $8,426,000 reported for the third quarter of 2006.  The improvement in net interest income resulted primarily from an increase of $52.9 million in average earning assets.  Total interest income from earning assets increased $1.6 million for the third quarter of 2007 compared to 2006.  The volume increase in earning assets was supported by a 16 basis point increase in the yield on loans, from 8.81% to 8.97%, and a 22 basis point increase in the taxable-equivalent yield on investment securities, from 4.76% to 4.98% in quarterly comparison.

The impact of increased interest income on earnings was partially offset by the increased volume and cost of interest-bearing liabilities realized in quarterly comparison.   A $51.2 million increase in average volume and a 7 basis point increase in the average rate paid on interest-bearing liabilities resulted in a $556,000 increase in interest expense for the third quarter of 2007 compared to the third quarter 2006.

Net interest income increased $2,894,000, or 12.0%, for the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006.  The Company’s taxable-equivalent net interest margin improved 15 basis points, from 4.93% at September 30, 2006, to 5.08% at September 30, 2007.

In linked-quarter comparison, average earning assets increased $12.5 million as a $24.5 million increase in average loan volume was partially offset by a decrease in the average volume of federal funds sold.  The improvement in loan volume was partially offset by a 15 basis point decrease in the average yield on loans.  Volume and rate increases on borrowed funds offset decreases in volume and the average rate paid on interest-bearing deposits.  As a result, the taxable equivalent net yield on earning assets decreased 5 basis points, from 5.21% for the second quarter of 2007 to 5.16% for the third quarter of 2007.

Non-interest income.  Non-interest income for the third quarter of 2007 totaled $3.6 million, or 5.9% above the $3.4 million earned in the third quarter of 2006 and 2.7% below the $3.7 million earned in the second quarter of 2007.  Prior year quarter and linked-quarter comparisons of non-interest income were impacted by a decrease in service charge income on deposit accounts due to the elimination of a $1.00 monthly charge on all accounts with an ATM or debit card.  Elimination of the monthly charge reduced service charge income by approximately $14,000 per month, or $42,000 per quarter.  In the past, the Company had charged ATM and debit card customers a $1.00 monthly fee in lieu of charging customers a fee for using competitors’ ATM machines.

For the nine months ended September 30, 2007, non-interest income increased $1.2 million, or 12.4% above non-interest income earned for the nine months ended September 30, 2006.  A higher volume of insufficient funds (“NSF”) transactions increased NSF fee income $683,000 in nine-month comparison.  The total number of demand deposit accounts increased approximately 1,490, or 3.2%, from 46,089 accounts at September 30, 2006 to 47,579 at September 30, 2007, with the majority of the increase in consumer checking accounts.  Additional increases to non-interest income were recorded in ATM and debit card fees ($288,000), mortgage processing fees ($105,000), and lease income from third party investment advisory services ($84,000).

Operating Expenses.  Non-interest expense increased $1.3 million in prior year quarterly comparison and $4.0 million in year-to-date comparison, primarily due to increased salaries and benefits costs.  The number of full-time equivalent employees increased from 364 at September 30, 2006, to 418 at September 30, 2007, as a result of franchise expansion and recruitment of talented leaders to support corporate growth initiatives.  Additional increases were recorded in occupancy and data processing expenses, professional fees, education and travel costs and other growth-related expenses.  In linked-quarter comparison, non-interest expenses increased $497,000 primarily due to increased salary expense associated with annual salary increases awarded in July 2007 and increased group health insurance costs.

Regarding increased operating expenses, Cloutier commented, “In addition to the retail store openings during the past year, we have added revenue producing talent across the board with a focus on our Texas markets.  We are pleased with the recruiting efforts of our team and look forward to the growth of core commercial and retail relationships as a result of these additions.”

Beginning in the fourth quarter of 2007, the Company expects to record approximately $86,000 in FDIC assessments, in addition to the $21,000 in FICO assessments.  FDIC and FICO assessments for 2008, based on current deposit growth projections, will average approximately $127,000 per quarter, or $508,000 for the year.   For several years, as a well-capitalized financial institution, the Company has not paid FDIC insurance premiums, but has been required to pay FICO (the Financing Corporation) assessments that currently total approximately $21,000 a quarter, or $84,000 annually.  FICO has assessment authority to collect funds from FDIC-insured institutions sufficient to pay interest on non-callable thrift bonds issued between 1987 and 1989, which expire with the bonds in 2019.  Beginning January 2007, the FDIC resumed deposit insurance assessments and also issued one-time credits against the assessments to qualifying institutions.  The Company qualified for a one-time credit totaling approximately $240,000, which offsets the new FDIC assessment through the third quarter of 2007.

Asset Quality.  At September 30, 2007, nonperforming assets, including loans past due 90 days and over, totaled $1,871,000 or 0.22% of total assets, as compared to the $2,372,000, or 0.31%  of total assets recorded at September 30, 2006.  The decrease in non-performing assets in prior year comparison resulted primarily from a $1,279,000 reduction in loans past due 90 days and over.  The improvement in past due loans was partially offset by an increase of $583,000 in nonaccrual loans, from $501,000 at September 30, 2006 to $1,084,000 at September 30, 2007.  Nonaccrual loans increased in prior year comparison due to the addition of two large fully secured credit relationships totaling $1,136,000 during the fourth quarter of 2006.  Over the nine months ended September 30, 2007, payments received on the two credit relationships reduced nonaccrual loans by $915,000, leaving balances remaining of $221,000.  Additionally, two fully secured real estate credits totaling $305,000 were added to nonaccrual loans during the third quarter of 2007.

Allowance coverage for nonperforming assets was 283.11% at September 30, 2007, compared to 207.00% at September 30, 2006.  Net year-to-date charge-offs were 0.06% of total loans for the third quarter 2007 compared to 0.02% at September 30, 2006.  The increase resulted primarily from two commercial loans charged-off during the third quarter 2007 totaling $100,000 and a decrease of $188,000 in recoveries of charged-off loans in 2007.

Continued strong credit quality ratios, supported by management’s most recent analysis of the Allowance for Loan and Lease Losses (“ALLL”), indicated that the ALLL/total loans ratio of 0.96% was appropriate at September 30, 2007.  Due to the increase in loans, provision expense for loan losses of $300,000 was recorded in the third quarter 2007, compared to $50,000 in provision expense recorded in the third quarter of 2006.

About MidSouth Bancorp, Inc.

One of the fastest-growing bank holding companies in the South, MidSouth Bancorp, Inc. has 32 locations in Louisiana and Texas and more than 120 ATMs.  Through its wholly owned subsidiaries — MidSouth Bank, N.A. and MidSouth Bank, Texas — the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas. The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

Established in 1985, MidSouth Bank, N.A. has 25 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (2), New Iberia (3), Lake Charles, Sulphur, Jeanerette, Jennings, Thibodaux, Cutoff, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma. In addition, a new banking facility is under way in the Baton Rouge market and is scheduled to open in the first quarter of  2008. Also, a new retail location in Lake Charles is tentatively set to open in December.

Established in 1959, MidSouth Bank, Texas currently has six full-service offices in the southeast region of Texas, including Beaumont (3), Vidor, College Station and Conroe.  It also has a commercial loan production office in the greater Houston market that will be replaced by a full-service banking facility in early 2008.  MidSouth Bank, Texas has three retail offices in Jefferson County, one in Orange County, one in Brazos County, and one in Montgomery County.  New facilities in Conroe and College Station are scheduled to open in November 2007 and December 2007, respectively.

MidSouth Bancorp’s common stock is traded on the American Stock Exchange under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	September 30,		%	June 30,	%
	2007	2006	Change	2007	Change
EARNINGS DATA
Total interest income	$14,651	$13,104	11.8%	$14,302	2.4%
Total interest expense	5,234	4,678	11.9%	5,065	3.3%
Net interest income	9,417	8,426	11.8%	9,237	1.9%
Provision for loan losses	300	50	500.0%	350	-14.3%
Non-interest income	3,574	3,430	4.2%	3,690	-3.1%
Non-interest expense	9,742	8,489	14.8%	9,245	5.4%
Provision for income tax	508	900	-43.6%	837	-39.3%
Net income	$2,441	$2,417	1.0%	$2,495	-2.2%

PER COMMON SHARE DATA
Basic earnings per share (2)	$0.37	$0.37	0.0%	$0.38	-2.6%
Diluted earnings per share (2)	$0.37	$0.36	2.8%	$0.38	-2.6%

Book value at end of period (2)	$10.07	$8.96	12.4%	$9.53	5.7%
Market price at end of period (2)	$22.90	$25.50	-10.2%	$24.39	-6.1%
Weighted avg shares outstanding
Basic (2)	6,572,740	6,547,794	0.4%	6,570,697	0.0%
Diluted (2)	6,637,362	6,663,584	-0.4%	6,647,146	-0.1%

AVERAGE BALANCE SHEET DATA
Total assets	$831,378	$771,891	7.7%	$816,542	1.8%
Earning assets	757,037	704,115	7.5%	744,537	1.7%
Loans and leases	551,340	489,069	12.7%	526,814	4.7%
Interest-bearing deposits	534,610	515,358	3.7%	545,084	-1.9%
Total deposits	711,503	691,640	2.9%	725,075	-1.9%
Total stockholders' equity	63,763	56,485	12.9%	62,438	2.1%

SELECTED RATIOS	9/30/2007	9/30/2006		6/30/2007
Return on average assets	1.16%	1.24%	-6.1%	1.23%	-5.3%
Return on average total equity	15.19%	16.98%	-10.6%	16.03%	-5.3%
Return on average realized equity (1)	14.94%	16.34%	-8.6%	15.76%	-5.2%
Average equity to average assets	7.67%	7.32%	4.8%	7.65%	0.3%
Leverage capital ratio	8.72%	8.50%	2.6%	8.63%	1.0%
Taxable-equivalent net interest margin	5.16%	4.96%	4.0%	5.21%	-1.0%

CREDIT QUALITY
Allowance for loan loses as a % of total loans	0.96%	0.99%	-3.3%	0.95%	0.8%
Nonperforming assets to total assets	0.22%	0.31%	-27.9%	0.21%	6.5%
Net YTD charge-offs to total loans	0.06%	0.02%	198.3%	0.03%	98.9%

(1) Excluding net unrealized gain (loss) on securities available for sale.
(2) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of September 21, 2007 paid on October 23, 2007.
Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	September 30,	September 30,	%	June 30,	December 31,
	2007	2006	Change	2007	2006
Assets
Cash and cash equivalents	$30,974	$26,203	18.2%	$25,241	$57,404
Securities available-for-sale	181,719	184,536	-1.5%	185,626	180,674
Securities held-to-maturity	11,515	16,400	-29.8%	12,132	15,901
Total investment securities	193,234	200,936	-3.8%	197,758	196,575
Total loans	553,048	495,385	11.6%	545,447	499,046
Allowance for loan losses	(5,297)	(4,910)	7.9%	(5,182)	(4,977)
Loans, net	547,751	490,475	11.7%	540,265	494,069
Premises and equipment	36,450	29,113	25.2%	33,477	30,609
Goodwill and other intangibles	9,800	10,010	-2.1%	9,852	9,957
Other assets	18,678	16,356	14.2%	17,433	16,408
Total assets	$836,887	$773,093	8.3%	$824,026	$805,022

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$179,860	$179,920	0.0%	$176,526	$182,596
Interest bearing deposits	534,494	511,426	4.5%	540,366	533,584
Total deposits	714,354	691,346	3.3%	716,892	716,180
Securities sold under agreements to repurchase and FHLB borrowings	36,346	3,913	828.9%	25,737	10,125
Junior subordinated debentures	15,465	15,465	0.0%	15,465	15,465
Other liabilities	4,435	3,333	33.1%	3,235	3,509
Total liabilities	770,600	714,057	7.9%	761,329	745,279
Total shareholders' equity	66,287	59,036	12.3%	62,697	59,743
Total liabilities and shareholders' equity	$836,887	$773,093	8.3%	$824,026	$805,022

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Nine Months Ended
INCOME STATEMENT	September 30,	September 30,	%	September 30,	September 30,	%
	2007	2006	Change	2007	2006	Change
Interest income	$14,651	$13,104	11.8%	$42,395	$36,830	15.1%
Interest expense	5,234	4,678	11.9%	15,403	12,732	21.0%
Net interest income	9,417	8,426	11.8%	26,992	24,098	12.0%
Provision for loan losses	300	50	500.0%	650	670	-3.0%
Service charges on deposit accounts	2,450	2,460	-0.4%	7,245	6,560	10.4%
Losses on sales of securities, net	0	(8)	-100.0%	0	(8)	-100.0%
Other charges and fees	1,124	978	14.9%	3,282	2,813	16.7%
Total non-interest income	3,574	3,430	4.2%	10,527	9,365	12.4%
Salaries and employee benefits	5,215	4,250	22.7%	14,717	11,972	22.9%
Occupancy expense	1,761	1,598	10.2%	4,948	4,458	11.0%
Intangible amortization	52	66	-21.2%	157	247	-36.4%
Other non-interest expense	2,714	2,575	5.4%	8,244	7,377	11.8%
Total non-interest expense	9,742	8,489	14.8%	28,066	24,054	16.7%
Income before income taxes	2,949	3,317	-11.1%	8,803	8,739	0.7%
Provision for income taxes	508	900	-43.6%	1,921	2,268	-15.3%
Net income	$2,441	$2,417	1.0%	$6,882	$6,471	6.4%

Earnings per share, diluted (1)	$0.37	$0.36	2.8%	$1.04	$0.97	7.2%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of
September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Third	Second	First	Fourth	Third
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2007	2007	2007	2006	2006
Interest income	$14,651	$14,302	$13,442	$13,405	$13,104
Interest expense	5,234	5,065	5,104	4,960	4,678
Net interest income	9,417	9,237	8,338	8,445	8,426
Provision for loan losses	300	350	0	180	50
Net interest income after provision for loan loss	9,117	8,887	8,338	8,265	8,376
Total non-interest income	3,574	3,690	3,263	3,015	3,430
Total non-interest expense	9,742	9,245	9,079	9,070	8,489
Income before income taxes	2,949	3,332	2,522	2,210	3,317
Income taxes	508	837	576	461	900
Net income	$2,441	$2,495	$1,946	$1,749	$2,417

Earnings per share, basic (1)	$0.37	$0.38	$0.30	$0.27	$0.37
Earnings per share, diluted (1)	$0.37	$0.38	$0.29	$0.27	$0.36
Book value per share (1)	$10.07	$9.53	$9.36	$9.12	$8.96
Return on Average Equity	15.19%	16.03%	13.07%	11.69%	16.98%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of
September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	September 30,	September 30,	%	June 30,	December 31,
	2007	2006	Change	2007	2006
Composition of Loans
Commercial, financial, and agricultural	$175,150	$170,531	2.7%	$176,093	$155,098
Lease financing receivable	10,017	7,467	34.2%	9,362	7,902
Real estate - mortgage	205,200	190,697	7.6%	200,966	192,583
Real estate - construction	73,787	51,431	43.5%	75,809	64,126
Installment loans to individuals	88,166	74,439	18.4%	82,514	78,613
Other	728	820	-11.2%	703	724

Total loans	$553,048	$495,385	11.6%	$545,447	$499,046

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	September 30,	September 30,	%	June 30,	December 31,
	2007	2006	Change	2007	2006
Asset Quality Data
Nonaccrual loans	$1,084	$501	116.4%	$840	$1,793
Loans past due 90 days and over	510	1,789	-71.5%	596	98
Total nonperforming loans	1,594	2,290	-30.4%	1,436	1,891
Other real estate owned	143	24	495.8%	251	368
Other foreclosed assets	134	58	131.0%	76	55
Total nonperforming assets	$1,871	$2,372	-21.1%	$1,763	$2,314

Nonperforming assets to total assets	0.22%	0.31%	-27.9%	0.21%	0.29%
Nonperforming assets to total loans + OREO + other foreclosed assets	0.34%	0.48%	-29.6%	0.32%	0.46%
ALL to nonperforming assets	283.11%	207.00%	36.8%	293.93%	215.08%
ALL to nonperforming loans	332.31%	214.41%	55.0%	360.86%	263.19%
ALL to total loans	0.96%	0.99%	-3.3%	0.95%	1.00%

Year-to-date charge-offs	$408	$381	7.1%	$187	$542
Year-to-date recoveries	78	266	-70.7%	42	314
Year-to-date net charge-offs	$330	$115	187.0%	$145	$228
Net YTD charge-offs to total loans	0.06%	0.02%	198.3%	0.03%	0.05%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	9/30/2007			9/30/2006
		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Taxable securities	$87,063	$1,046	4.70%	$108,737	$1,252	4.50%
Tax-exempt securities	110,262	1,467	5.21%	98,710	1,271	5.15%
Equity securities	4,667	59	4.95%	2,442	22	3.69%
Federal funds sold	3,705	47	5.03%	5,157	68	5.24%
Loans	551,340	12,461	8.97%	489,069	10,861	8.81%
Total interest earning assets	757,037	15,080	7.90%	704,115	13,474	7.59%
Noninterest earning assets	74,341			67,776
Total assets	$831,378			$771,891

Interest bearing liabilities:
Deposits	$534,610	$4,431	3.29%	$515,358	$4,269	3.29%
Repurchase agreements and federal
funds purchased	17,041	198	4.61%	4,686	58	4.94%
Short term borrowings	19,583	255	5.17%	-	-	-
Junior subordinated debentures	15,465	350	8.98%	15,465	351	9.00%
Total interest bearing liabilities	586,699	5,234	3.54%	535,509	4,678	3.47%
Noninterest bearing liabilities	180,916			179,897
Shareholders' equity	63,763			56,485
Total liabilities and shareholders' equity	$831,378			$771,891

Net interest income (TE) and margin		$9,846	5.16%		$8,796	4.96%

Net interest spread			4.36%			4.12%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Nine Months Ended			Nine Months Ended
	9/30/2007			9/30/2006
		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Taxable securities	$86,980	$3,083	4.73%	$100,869	$3,389	4.66%
Tax-exempt securities	110,577	4,379	5.28%	91,047	3,480	4.48%
Equity securities	3,249	103	4.23%	2,271	62	5.10%
Federal Funds Sold	17,338	672	5.18%	22,045	768	4.66%
Loans	526,329	35,439	9.00%	466,378	30,143	8.64%
Total interest earning assets	744,473	43,676	7.84%	682,610	37,842	7.41%
Noninterest earning assets	72,755			67,298
Total assets	$817,228			$749,908

Interest bearing liabilities:
Deposits	$540,474	$13,713	3.39%	$498,037	$11,604	3.12%
Repurchase agreements and federal
funds purchased	10,252	362	4.72%	3,159	107	4.54%
Short term borrowings	7,161	283	5.28%	-	-	-
Junior subordinated debentures	15,465	1,044	9.03%	15,465	984	8.51%
Total interest bearing liabilities	573,352	15,402	3.59%	516,661	12,695	3.29%
Noninterest bearing liabilities	181,673			178,370
Shareholders' equity	62,203			54,877
Total liabilities and shareholders' equity	$817,228			$749,908

Net interest income (TE) and margin		$28,274	5.08%		$25,147	4.93%

Net interest spread			4.25%			4.12%